SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 15, 2002

Brooks-PRI Automation, Inc

(Exact Name Of Registrant As Specified In Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-25434	04-3040660

(Commission File Number)	(I.R.S. Employer Identification No.)

15 Elizabeth Drive, Chelmsford, Massachusetts	01824

(Address of Principal Executive Offices)	(Zip Code)

(978) 262-2400

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5.  OTHER INFORMATION

     On May 14, 2002, Brooks Automation, Inc. (“Brooks” or the “Company”) completed the previously announced acquisition of PRI Automation, Inc. (“PRI”). Pursuant to the Amended and Restated Agreement and Plan of Merger between the two parties, PRI was merged with and into Brooks. In connection with the merger, Brooks changed its name to Brooks-PRI Automation, Inc.

     As a result of the acquisition of PRI, the Company realigned its segment structure to incorporate the product and service lines acquired from PRI. Accordingly, all prior period segment information contained in the attached consolidated financial statements and notes thereto from the Company’s Annual Report on Form 10-K/A, Amendment No. 2 to Form 10-K, have been restated to conform to the Company’s new segment structure (see Note 11, Segment and Geographic Information).

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)  FINANCIAL STATEMENTS

Report of Independent Accountants

Report of Independent Auditors

Consolidated Balance Sheets as of September 30, 2001 and 2002

Consolidated Statements of Operations for the three years ended September
30, 2001, 2000 and 1999

Consolidated Statements of Changes in Stockholders’ Equity for the three years ended September 30, 2001, 2000 and 1999

Consolidated Statements of Cash Flows for the three years ended September
30, 2001, 2000 and 1999

Notes to Consolidated Financial Statements

(b)  EXHIBITS

Exhibit 23.1 Consent of PricewaterhouseCoopers LLP

Exhibit 23.2 Consent of Ernst & Young LLP

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	August 15, 2002	BROOKS-PRI AUTOMATION, INC.

By: /s/ Ellen B. Richstone Ellen B. Richstone Senior Vice President of Finance and Administration and Chief Financial Officer

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of

Brooks-PRI Automation, Inc.:

      In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Brooks Automation, Inc. and its subsidiaries at September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Irvine Optical Company LLC, a wholly owned subsidiary acquired through a pooling of interests during the year ended September 30, 2000, which statements reflect total revenues of $11,049,000 for the year ended December 31, 1999. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Irvine Optical Company LLC, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers LLP

Boston, Massachusetts

November 14, 2001, except for the first
paragraph of Note 15, as to which the date
is December 13, 2001, and Note 11, as to
which the date is May 14, 2002.

Report of Independent Auditors

To the Members

Irvine Optical Company, LLC

      We have audited the balance sheets of Irvine Optical Company, LLC (the Company) as of December 31, 1999 and 1998, and the related statements of operations, members’ deficit, and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

      The financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to generate sufficient revenue and ultimately achieve profitable operations is uncertain. The Company’s future prospects depend upon its ability to demonstrate sustained product sales and to generate sufficient working capital through new financing and/or operating cash flows, all of which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Woodland Hills, California

March 3, 2000, except for Note 4
as to which the date is March 31, 2000

BROOKS AUTOMATION, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,

	2001	2000

	(In thousands, except
	share data)
Assets
Current assets
Cash and cash equivalents	$160,239	$133,636
Marketable securities	43,593	88,034
Accounts receivable, net, including related party receivables of $32 and $6,820, respectively	93,565	94,756
Inventories	49,295	58,607
Prepaid expenses and other current assets	9,836	8,464
Deferred income taxes	26,608	18,220

Total current assets	383,136	401,717
Property, plant and equipment
Buildings and land	31,910	1,573
Computer equipment and software	38,497	23,525
Machinery and equipment	17,349	20,747
Furniture and fixtures	11,240	7,089
Leasehold improvements	10,069	9,226
Construction in progress	11,026	491

	120,091	62,651
Less: Accumulated depreciation and amortization	(53,632)	(37,499)

	66,459	25,152
Long-term marketable securities	125,887	15,000
Intangible assets, net	100,916	60,335
Deferred income taxes	19,280	13,361
Other assets	8,153	4,221

Total assets	$703,831	$519,786

Liabilities, minority interests, convertible redeemable preferred stock and stockholders’ equity
Current liabilities
Notes payable	$17,122	$16,000
Revolving line of credit	—	350
Current portion of long-term debt	392	524
Accounts payable	18,595	23,096
Deferred revenue	15,507	17,018
Accrued compensation and benefits	12,835	14,407
Accrued acquisition-related and restructuring costs	3,702	538
Accrued income taxes payable	7,691	9,045
Deferred income taxes	423	143
Accrued expenses and other current liabilities	18,833	13,760

Total current liabilities	95,100	94,881
Long-term debt	175,031	332
Deferred income taxes	6,546	5,064
Accrued long-term restructuring	1,559	—
Other long-term liabilities	664	438

Total liabilities	278,900	100,715

Commitments and contingencies (Note 14)
Minority interests	762	1,186

Series A convertible redeemable preferred stock, $0.01 par value — Authorized, issued and outstanding: none and 90,000 shares in 2001 and 2000, respectively	—	2,601

Stockholders’ equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 43,000,000 shares authorized, 18,903,165 and 17,588,911 shares issued and outstanding at September 30, 2001 and 2000, respectively	189	176
Additional paid-in capital	471,991	433,249
Deferred compensation	(5)	(35)
Accumulated other comprehensive loss	(2,586)	(2,942)
Accumulated deficit	(45,420)	(15,164)

Total stockholders’ equity	424,169	415,284

Total liabilities, minority interests, convertible redeemable preferred stock and stockholders’ equity	$703,831	$519,786

The accompanying notes are an integral part of these consolidated financial statements.

BROOKS AUTOMATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended September 30,

	2001	2000	1999

	(In thousands, except per share data)
Revenues
Product, including related party revenues of $13,966, $36,934 and $15,255, respectively	$291,727	$284,366	$101,488
Services	89,989	52,818	21,469

Total revenues	381,716	337,184	122,957

Cost of revenues
Product	166,471	141,088	54,239
Services	62,861	35,371	13,566

Total cost of revenues	229,332	176,459	67,805

Gross profit	152,384	160,725	55,152

Operating expenses
Research and development	60,868	44,147	24,526
Selling, general and administrative	95,919	77,410	38,763
Amortization of acquired intangible assets	30,187	18,506	565
Acquisition-related and restructuring charges	9,314	578	3,120

Total operating expenses	196,288	140,641	66,974

Income (loss) from operations	(43,904)	20,084	(11,822)
Interest income	12,534	9,707	3,150
Interest expense	4,063	1,345	1,553
Other expense, net	(1,090)	(2)	(223)

Income (loss) before income taxes and minority interests	(36,523)	28,444	(10,448)
Income tax provision (benefit)	(6,439)	13,609	(874)

Income (loss) before minority interests	(30,084)	14,835	(9,574)
Minority interests in loss of consolidated subsidiaries	(424)	(274)	(40)

Net income (loss)	(29,660)	15,109	(9,534)
Accretion and dividends on preferred stock	(90)	(120)	(774)

Net income (loss) attributable to common stockholders	$(29,750)	$14,989	$(10,308)

Earnings (loss) per share
Basic	$(1.65)	$0.96	$(0.89)
Diluted	$(1.65)	$0.88	$(0.89)
Shares used in computing earnings (loss) per share
Basic	18,015	15,661	11,542
Diluted	18,015	17,192	11,542

The accompanying notes are an integral part of these consolidated financial statements.

BROOKS AUTOMATION, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

			Nonredeemable				Accumulated
		Common	Convertible	Additional			Other
	Common Stock	Stock at	Preferred	Paid-in	Deferred	Comprehensive	Comprehensive	Accumulated
	Shares	Par Value	Stock	Capital	Compensation	Income (Loss)	Income (Loss)	Deficit	Total

	(In thousands, except share amounts)
Balance September 30, 1998	11,357,510	$113	$6,467	$131,551	$(119)		$(536)	$(21,682)	$115,794
Shares issued under stock option and purchase plans	341,877	4	—	1,679	—		—	—	1,683
Common stock issued in acquisitions	1,410,926	14	(6,467)	35,594	—		—	—	29,141
Amortization of deferred compensation		—	—	—	54		—	—	54
Accretion and dividends on preferred stock		—	—	—	—		—	(774)	(774)
Revaluation of members’ capital		—	—	—	—		—	377	377
Income tax benefit from stock options		—	—	130	—		—	—	130
Comprehensive loss:
Net loss		—	—	—	—	$(9,534)	—	(9,534)	(9,534)
Currency translation adjustments		—	—	—	—	(557)	(557)	—	(557)

Comprehensive loss		—	—	—	—	$(10,091)	—	—	—

Elimination of Smart Machines net loss attributable to common stockholders for the three months ended December 31, 1998		—	—	—	—		—	1,599	1,599

Balance September 30, 1999	13,110,313	131	—	168,954	(65)		(1,093)	(30,014)	137,913
Shares issued under stock option and purchase plans	558,195	6	—	5,418	—		—	—	5,424
Common stock offering	3,070,500	31	—	220,445	—		—	—	220,476
Common stock issued in acquisitions	849,903	8	—	21,829	—		—	—	21,837
Amortization of deferred compensation		—	—	—	30		—	—	30
Accretion and dividends on preferred stock		—	—	—	—		—	(120)	(120)
Income tax benefit from stock options		—	—	6,738	—		—	—	6,738
Income tax benefit from acquisitions		—	—	9,865	—		—	—	9,865
Comprehensive income:
Net income		—	—	—	—	$15,109	—	15,109	15,109
Currency translation adjustments		—	—	—	—	(1,849)	(1,849)	—	(1,849)

Comprehensive income		—	—	—	—	$13,260	—	—	—

Elimination of Irvine Optical net income for the three months ended December 31, 1999		—	—	—	—		—	(139)	(139)

Balance September 30, 2000	17,588,911	176	—	433,249	(35)		(2,942)	(15,164)	415,284
Shares issued under stock option and purchase plans and exercise of warrants	470,239	5	—	9,079	—		—	—	9,084
Common stock issued in acquisitions	844,015	8	—	25,968	—		—	—	25,976
Amortization of deferred compensation		—	—	—	30		—	—	30
Accretion and dividends on preferred stock		—	—	—	—		—	(90)	(90)
Income tax benefit from stock options		—	—	3,695	—		—	—	3,695
Comprehensive loss:
Net loss		—	—	—	—	$(29,660)	—	(29,660)	(29,660)
Currency translation adjustments		—	—	—	—	356	356	—	356

Comprehensive loss		—	—	—	—	$(29,304)	—	—	—

Elimination of Progressive Technologies net income attributable to common stockholders for the three months ended December 31, 2000		—	—	—	—		—	(506)	(506)

Balance September 30, 2001	18,903,165	$189	$—	$471,991	$(5)		$(2,586)	$(45,420)	$424,169

The accompanying notes are an integral part of these consolidated financial statements.

BROOKS AUTOMATION, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,

	2001	2000	1999

	(In thousands)
Cash flows from operating activities
Net income (loss)	$(29,660)	$15,109	$(9,534)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	45,041	30,400	11,766
Compensation expense related to common stock options	30	30	54
Provision for losses on accounts receivable	4,691	540	199
Reserves for excess and obsolete inventories	15,426	2,611	1,705
Deferred income taxes	(14,050)	(8,801)	(3,017)
Amortization of debt discount	214	—	—
Minority interests	(424)	(274)	(40)
(Gain) loss on disposal of long-lived assets	1,524	(142)	—
Changes in operating assets and liabilities:
Accounts receivable	3,734	(51,195)	(5,998)
Inventories	(4,897)	(30,592)	(4,026)
Prepaid expenses and other current assets	(760)	(7,702)	1,054
Accounts payable	(5,514)	12,779	7,038
Deferred revenue	(3,743)	8,385	1,763
Accrued compensation and benefits	(3,318)	9,684	858
Accrued acquisition-related and restructuring costs	4,723	(680)	1,724
Accrued expenses and other current liabilities	7,668	8,641	1,638

Net cash provided by (used in) operating activities	20,685	(11,207)	5,184

Cash flows from investing activities
Purchases of fixed assets	(53,652)	(13,879)	(6,100)
Acquisition of businesses, net of cash acquired	(33,142)	(24,399)	(4,476)
Purchases of marketable securities	(181,402)	(118,034)	—
Sale/maturity of marketable securities	114,956	15,000	—
Proceeds from sale of long-lived assets	224	735	—
Increase in other assets	(728)	(1,550)	(732)

Net cash used in investing activities	(153,744)	(142,127)	(11,308)

Cash flows from financing activities
Net (repayments of) borrowings under lines of credit and revolving credit facilities	(350)	(1)	1,253
Proceeds from short-term borrowings	—	1,660	—
Payments of short-term borrowings	(16,000)	(6,923)	(280)
Proceeds from issuance of convertible notes, net of issuance costs	169,543	—	—
Payments of long-term debt and capital lease obligations	(490)	(562)	(1,183)
Issuance of long-term debt	—	—	1,154
Proceeds from issuance of common stock, net of issuance costs	9,106	225,900	1,683

Net cash provided by financing activities	161,809	220,074	2,627

Elimination of net cash activities on pooling of interest transactions	(1,119)	14	(63)

Effects of exchange rate changes on cash and cash equivalents	(1,028)	(149)	326

Net increase (decrease) in cash and cash equivalents	26,603	66,605	(3,234)

	Year Ended September 30,

	2001	2000	1999

	(In thousands)
Cash and cash equivalents, beginning of year	133,636	67,031	70,265

Cash and cash equivalents, end of year	$160,239	$133,636	$67,031

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$193	$1,432	$1,166
Cash paid during the year for income taxes, net of refunds	$5,876	$10,450	$1,085
Supplemental disclosure of noncash financing and investing activities
Accretion and dividends on preferred stock	$90	$120	$774
The Company utilized available funds, issued common stock and issued notes in connection with certain business combinations during the years ended September 30, 2001, 2000 and 1999. The fair values of the assets and liabilities of the acquired companies are presented as follows:

Assets acquired	$11,682	$14,166	$30,218
Liabilities assumed	(9,585)	(17,364)	(8,414)

Net assets acquired (liabilities assumed)	$2,097	$(3,198)	$21,804

The acquisitions were funded as follows:
Cash consideration	$33,274	$27,300	$10,447
Common stock	23,363	15,027	22,473
Notes issued to sellers	16,906	16,000	—
Transaction costs	1,665	2,874	1,891
Cash received	(1,797)	(5,775)	(7,862)

	$73,411	$55,426	$26,949

The accompanying notes are an integral part of these consolidated financial statements.

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Nature of the Business

      Brooks Automation, Inc. (“Brooks” or the “Company”) is a leading supplier of integrated tool automation, factory interface and factory automation solutions for the global semiconductor and related industries such as the data storage and flat panel display manufacturing industries. The Company’s product revenues include sales of hardware and software products. The Company’s service revenues are primarily comprised of tool control application consulting services, software customization and spare parts sales.

2.     Summary of Significant Accounting Policies

     Principles of Consolidation and Basis of Presentation

      The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated.

      On July 12, 2001, the Company acquired Progressive Technologies, Inc. (“PTI”) in a transaction accounted for as a pooling of interests initiated prior to June 30, 2001. Accordingly, the Company’s consolidated financial statements and notes thereto have been restated to include the financial position and results of operations of PTI for all periods prior to the acquisition. Prior to its acquisition by the Company, PTI’s fiscal year-end was December 31. Accordingly, the Company’s consolidated balance sheet as of September 30, 2000, includes PTI’s balance sheet as of December 31, 2000, and the Company’s consolidated statements of operations for the years ended September 30, 2000 and 1999 include PTI’s results of operations for the years ended December 31, 2000 and 1999, respectively. As a result of conforming dissimilar year-ends, PTI’s results of operations for the three months ended December 31, 2000, are included in both of the Company’s fiscal years 2001 and 2000. An amount equal to PTI’s net income for the three months ended December 31, 2000 was eliminated from consolidated accumulated deficit for the year ended September 30, 2001. PTI’s revenues, net income and net income attributable to common shareholders for that quarter were $3.8 million, $536,000 and $506,000, respectively.

      On June 26, 2001, the Company completed the purchase of KLA-Tencor, Inc.’s e-Diagnostics product business (“e-Diagnostics”). The e-Diagnostics programs enable service and support teams to remotely access their tools in customer fabs in real-time to diagnose and resolve problems. On June 25, 2001, the Company acquired CCS Technology, Inc. (“CCST”), a supplier of 300mm automation test and certification software located in Williston, Vermont. On May 15, 2001, the Company acquired SimCon N.V. (“SimCon”), a value-added reseller for the Company’s simulation, scheduling, production analysis and dispatching software headquartered in Belgium. On February 16, 2001, the Company acquired SEMY Engineering, Inc. (“SEMY”), a provider of advanced process and equipment control systems for the semiconductor industry located in Phoenix, Arizona. On December 13, 2000, the Company acquired substantially all of the assets of a scheduling and simulation software and service distributor in Japan. These transactions were recorded using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, “Business Combinations” (“APB 16”). Accordingly, the Company’s Consolidated Statements of Operations and of Cash Flows for the year ended September 30, 2001 include the results of these acquired entities for the periods subsequent to their respective acquisitions.

      On May 5, 2000, the Company completed the acquisition of Irvine Optical Company LLC (“Irvine Optical”) in a transaction accounted for as a pooling of interests. Accordingly, the results of operations and financial position of Irvine Optical are included in the Company’s consolidated results for all periods presented. Prior to its acquisition by the Company, Irvine Optical’s fiscal year-end was December 31. As a result of conforming dissimilar year-ends, Irvine Optical’s results of operations for the three months ended December 31, 1999, are included in both of the Company’s fiscal years 2000 and 1999. An amount equal to Irvine Optical’s net income for the three months ended December 31, 1999, was eliminated from consolidated

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accumulated deficit for the year ended September 30, 2000. Irvine Optical’s revenues and net income for that quarter were $4.1 million and $0.1 million, respectively.

      The Company completed two acquisitions during fiscal year 2000 which were accounted for using the purchase method of accounting in accordance with APB 16: MiTeX Solutions (“MiTeX”) on June 23, 2000 and Auto-Soft Corporation (“ASC”) and AutoSimulations, Inc. (“ASI”) on January 6, 2000. The Company’s Consolidated Statements of Operations and of Cash Flows include the results of these entities for the periods subsequent to their respective acquisitions.

      On August 31, 1999, the Company completed the acquisition of Smart Machines Inc. (“Smart Machines”). The acquisition was accounted for as a pooling of interests. Accordingly, the results of operations and financial position of Smart Machines are included in the Company’s consolidated results for all periods presented.

      The Company completed three acquisitions during the year ended September 30, 1999, which were accounted for using the purchase method of accounting in accordance with APB 16: the Infab Division (“Infab”) of Jenoptik AG on September 30, 1999; Domain Manufacturing Corporation (“Domain”) on June 30, 1999 and Hanyon Technology, Inc. (“Hanyon”) on April 21, 1999. Accordingly, the Company’s Consolidated Statements of Operations and of Cash Flows include the results of these acquired entities for all periods subsequent to their respective acquisitions.

      In June 1999, the Company formed a joint venture in Korea. This joint venture is 70% owned by the Company and 30% owned by third parties unaffiliated with the Company. The Company consolidates fully the financial position and results of operations of the joint venture and accounts for the minority interests in the consolidated financial statements.

      Certain amounts in previously issued financial statements have been reclassified to conform to current presentation.

     Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include revenues and costs under long-term contracts, collectibility of accounts receivable, obsolescence of inventory, recoverability of depreciable assets, intangibles and deferred tax assets and the adequacy of acquisition-related and restructuring reserves. Although the Company regularly assesses these estimates, actual results could differ from those estimates. Changes in estimates are recorded in the period in which they become known.

     Foreign Currency Translation

      For non-U.S. subsidiaries, which operate in a local currency environment, assets and liabilities are translated at period-end exchange rates, and income statement items are translated at the average exchange rates for the period. The local currency for all foreign subsidiaries is considered to be the functional currency and accordingly, translation adjustments are reported in “Accumulated other comprehensive income (loss).” To date, foreign currency translation adjustments are the only component added to the Company’s net income (loss) in the calculation of comprehensive net income (loss).

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Cash and Cash Equivalents

      Cash and cash equivalents include cash and highly liquid investments with original maturities to the Company of three months or less. At both September 30, 2001 and 2000, all cash equivalents were classified as available-for-sale and held at amortized cost, which approximates fair value.

     Marketable Securities

      The Company invests its excess cash in marketable debt securities and records them as available-for-sale. The Company records these securities at fair value in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“FAS 115”). For all periods presented, unrealized gains and losses are immaterial. Marketable securities reported as current assets represent investments that mature within one year. Long-term marketable securities represent investments with maturity dates greater than one year from the balance sheet date. At the time that the maturity dates of these investments become one year or less, the values will be reclassified to current assets. At September 30, 2001, the Company’s marketable securities were comprised entirely of corporate debt securities aggregating $169.5 million, with maturities to the Company not exceeding three years. At September 30, 2000, the Company’s marketable securities were comprised of U.S. Government securities aggregating $53.3 million and corporate debt securities aggregating $49.7 million.

     Concentration of Credit Risk

      Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade receivables and temporary and long-term cash investments in treasury bills, certificates of deposit and commercial paper. The Company restricts its investments to repurchase agreements with major banks, U.S. government and corporate securities, and mutual funds that invest in U.S. government securities, which are subject to minimal credit and market risk. The Company’s customers are concentrated in the semiconductor industry, and relatively few customers account for a significant portion of the Company’s revenues. The Company regularly monitors the creditworthiness of its customers and believes that it has adequately provided for exposure to potential credit losses.

     Inventories

      Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out method. The Company provides inventory reserves for excess, obsolete or damaged inventory based on changes in customer demand, technology and other economic factors.

      While the Company often uses sole source suppliers for certain key components and common assemblies to achieve quality control and the benefits of economies of scale, the Company believes that these parts and materials are readily available from other supply sources.

     Fixed Assets

      Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method. Depreciable lives are summarized below:

Buildings	20 – 40 years
Computer equipment and software	2 – 6 years
Machinery and equipment	2 – 10 years
Furniture and fixtures	3 – 10 years

      Equipment held under capital leases is recorded at the fair market value of the equipment at the inception of the leases. Leasehold improvements and equipment held under capital leases are amortized over the shorter

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of their estimated useful lives or the term of the respective leases. Equipment used for demonstrations to customers is included in machinery and equipment and is depreciated over its estimated useful life. Repair and maintenance costs are expensed as incurred.

      The Company periodically evaluates the recoverability of long-lived assets, including intangibles, whenever events and changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. When indicators of impairment are present, the carrying values of the asset are evaluated in relation to the operating performance and future undiscounted cash flows of the underlying business. The net book value of the underlying asset is adjusted to fair value if the sum of the expected discounted cash flows is less than book value. Fair values are based on estimates of market prices and assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

     Intangible Assets

      Patents include capitalized direct costs associated with obtaining patents as well as assets that were acquired as a part of purchase business combinations. Capitalized patent costs are amortized using the straight-line method over the shorter of seven years or the estimated economic life of the patents. The fair values of acquired patents are amortized over three to five years using the straight-line method. As of September 30, 2001 and 2000, the net book values of the Company’s patents were $2.2 million and $4.1 million, respectively.

      Costs incurred in the research and development of the Company’s products are expensed as incurred, except for certain software development costs. Software development costs are expensed prior to establishing technological feasibility and capitalized thereafter until the product is available for general release to customers. Capitalized software development costs are amortized to cost of sales on a product-by-product basis over the estimated lives of the related products, typically three years. As of September 30, 2001, the Company’s capitalized software costs had been fully amortized and written off. As of September 30, 2000, the net book value of the Company’s capitalized software costs were $0.6 million.

      Goodwill represents the excess of purchase price over the fair value of net tangible and identifiable intangible assets of businesses the Company has acquired and has accounted for under the purchase method in accordance with APB 16. As of September 30, 2001 and 2000, the net book values of goodwill were $60.1 million and $43.4 million, respectively.

      The net book values of goodwill based on useful life are as follows (in thousands):

	September 30,

	2001	2000

Three years	$54,803	$36,585
Five years	3,187	4,484
Fifteen years	2,138	2,354

	$60,128	$43,423

      Amortization expense for all intangible assets was $31.6 million, $19.6 million and $1.4 million for the years ended September 30, 2001, 2000 and 1999, respectively.

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The amortizable lives of intangible assets, including those identified as a result of purchase accounting, are summarized as follows:

Patents	3 – 7 years
Completed technology	4 – 5 years
License agreements	5 years
Trademarks and trade names	2 – 5 years
Non-competition agreements	3 – 5 years
Assembled workforces	3 – 4 years
Customer relationships	4 years
Goodwill	3 – 15 years

     Revenue Recognition

      The Company has adopted the recommendations of Staff Accounting Bulletin 101, “Revenue Recognition in Financial Statements,” (“SAB 101”) effective October 1, 2000. The adoption of SAB 101 did not have any impact on the Company’s results of operations or financial position.

      Revenue from product sales are recorded upon transfer of title and risk of loss to the customer provided there is evidence of an arrangement, fees are fixed or determinable, no significant obligations remain, collection of the related receivable is reasonably assured and customer acceptance criteria have been successfully demonstrated. Customer acceptance provisions include final testing and acceptance carried out prior to shipment. These pre-shipment testing and acceptance procedures ensure that the product meets the published specification requirements before the product is shipped. Shipping terms are customarily FOB shipping point. Revenue from software licenses is recorded provided there is evidence of an arrangement, fees are fixed or determinable, no significant obligations remain, collection of the related receivable is reasonably assured and customer acceptance criteria have been successfully demonstrated. Costs incurred for shipping and handling are included in cost of sales. A provision for product warranty costs is recorded to estimate costs associated with such warranty liabilities. In the event significant post-shipment obligations or uncertainties remain, revenue is deferred and recognized when such obligations are fulfilled by the Company or the uncertainties are resolved.

      The Company enters into two types of significant multi-element arrangements; tailored software arrangements, described below, and software sales with post-contract support. Revenue for the undelivered support on multi-element software sales with post-contract support is deferred based on vendor specific objective evidence of the value of the support.

      Revenue from services is recognized as the services are rendered. Revenue from fixed fee tailored software consulting contracts and long-term contracts are recognized using the percentage-of-completion method of contract accounting based on the ratio that costs incurred to date bear to estimated total costs at completion. Revisions in revenue and cost estimates are recorded in the periods in which the facts that require such revisions become known. Losses, if any, are provided for in the period in which such losses are first identified by management. For tailored software contracts, the Company provides significant consulting services to tailor the software to the customer’s environment. The Company utilizes the percentage-of-completion method due to the significance of the service effort. If the development is uncertain or experimental in nature, completed contract accounting is applied. Generally, the terms of long-term contracts provide for progress billing based on completion of certain phases of work. For maintenance contracts, service revenue is recognized ratably over the term of the maintenance contract. Deferred revenue primarily relates to those services and maintenance arrangements.

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In transactions that include multiple products and/or services, the Company allocates the sales value among each of the deliverables based on their relative fair values.

     Stock-Based Compensation

      The Company’s employee stock compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”) and related interpretations. Under this method, no compensation expense is recognized as long as the exercise price equals or exceeds the market price of the underlying stock on the date of the grant. The Company elected the disclosure-only alternative permitted under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (“FAS 123”) for fixed stock-based awards to employees. All non-employee stock-based awards are accounted for in accordance with FAS 123.

     Income Taxes

      Deferred income tax assets and liabilities are recognized for the expected future tax consequences, utilizing current tax rates, of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets are recognized, net of any valuation allowance, for the estimated future tax effects of deductible temporary differences and tax operating loss and credit carryforwards.

     Earnings (Loss) Per Share

      Basic earnings (loss) per share is calculated based on the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated based on the weighted average number of common shares and dilutive common equivalent shares assumed outstanding during the period. Shares used to compute diluted earnings per share exclude common share equivalents if their inclusion would have an anti-dilutive effect.

     Fair Value of Financial Instruments

      The Company’s financial instruments consist of cash and cash equivalents, investments in long- and short-term debt securities, accounts receivable, accounts payable, accrued expenses and long- and short-term debt. The carrying amounts reported in the balance sheets approximate their fair values at both September 30, 2001 and 2000.

     Recent Accounting Pronouncements

      In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 (“FAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets.” FAS 144 supercedes FASB Statement No. 121 (“FAS 121”) “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” FAS 144 applies to all long-lived assets and consequently amends Accounting Principles Board Opinion No. 30 (“APB 30”), “Reporting Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” FAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. Management is currently evaluating the effect, if any, FAS 144 will have on its financial position and results of operations.

      In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141 (“FAS 141”), “Business Combinations” and No. 142 (“FAS 142”), “Goodwill and Other Intangible Assets” effective for fiscal years beginning after December 15, 2001. FAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. FAS 142 requires that goodwill

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and identifiable intangible assets determined to have an indefinite life no longer be amortized, but instead be tested for impairment at least annually. The Company is required to adopt FAS 142 in the fiscal year beginning October 1, 2002, at which time amortization of goodwill on purchase transactions prior to July 1, 2001 will cease. The application of the separate recognition criteria for intangible assets and the cessation of amortization of goodwill and result in goodwill of approximately $67 million at September 30, 2001 being subject to an annual impairment test, unless interim indicators indicate a need for an interim test, and a resulting reduction of goodwill amortization expense of approximately $32 million, $22 million and $11 million in fiscal 2002, 2003 and 2004, respectively.

3.	Business Acquisitions

     Pooling of Interests Transactions

     PTI

      On July 12, 2001, the Brooks acquired PTI in a transaction accounted for as a pooling of interests initiated prior to June 30, 2001 in exchange for 715,004 shares of the Company’s common stock. The acquisition has been accounted for as a pooling of interests. PTI is engaged in the development, production and distribution of air-flow regulation systems for clean room and process equipment in the semiconductor industry.

      The accompanying consolidated financial statements and notes thereto have been restated to include the financial position and results of operations for PTI for all periods prior to the acquisition. As a result of conforming dissimilar year-ends, PTI’s results of operations for the three months ended December 31, 2000, are included in both of the Company’s fiscal years 2001 and 2000. Accordingly, an amount equal to PTI’s net income for the three months ended December 31, 2000, was eliminated from consolidated retained earnings for the year ended September 30, 2001. PTI’s revenues, net income and net income attributable to common stockholders for that quarter were $3.8 million, $536,000 and $506,000, respectively.

     Irvine Optical

      On May 5, 2000, the Company acquired Irvine Optical in exchange for 309,013 shares of Brooks common stock. The acquisition was accounted for as a pooling of interests. Irvine Optical is engaged principally in the design, engineering and manufacturing of wafer handling and inspection equipment for sale primarily to the semiconductor industry. In connection with this acquisition, the Company incurred $0.6 million of costs, consisting primarily of transaction costs to effect the acquisition.

      The accompanying consolidated financial statements and notes thereto have been restated to include the financial position and results of operations for Irvine Optical for all periods prior to the acquisition. As a result of conforming dissimilar year-ends, Irvine Optical’s results of operations for the three months ended December 31, 1999, are included in both of the Company’s fiscal years 2000 and 1999. Accordingly, an amount equal to Irvine Optical’s net income for the three months ended December 31, 1999, was eliminated from consolidated retained earnings for the year ended September 30, 2000. Irvine Optical’s revenues and net income for that quarter were $4.1 million and $0.1 million, respectively.

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The results of operations previously reported by the separate companies prior to their respective acquisitions and the combined amounts presented in the accompanying Consolidated Statements of Operations are as follows (in thousands):

	Nine Months	Six Months
	Ended	Ended	Year Ended September 30,
	June 30,	March 31,
	2001	2000	2000	1999

	(Unaudited)	(Unaudited)
Revenues
Brooks Automation, Inc.	$310,085	$123,290	$310,436	$103,906
Irvine Optical LLC	—	10,663	10,663	11,049
Progressive Technologies, Inc.	10,107	7,222	16,085	8,002

	$320,192	$141,175	$337,184	$122,957

Net income (loss)
Brooks Automation, Inc.	$2,580	$4,317	$12,193	$(7,884)
Irvine Optical LLC	—	560	560	(1,958)
Progressive Technologies, Inc.	861	984	2,356	308

	$3,441	$5,861	$15,109	$(9,534)

     Smart Machines

      On August 31, 1999, the Company acquired Smart Machines and issued 496,640 shares of common stock in exchange for all of the outstanding common and preferred shares of Smart Machines. The transaction was accounted for as a pooling of interests. Smart Machines is located in San Jose, California, and manufactures direct drive Selectively Compliant Assembly Robot Arm (“SCARA”) atmospheric and vacuum robots. In connection with this acquisition, the Company incurred $1.2 million of costs, consisting primarily of transaction costs to affect the acquisition. As a result of conforming dissimilar year-ends, Smart Machines’ results of operations for the three months ended December 31, 1998, are included in both of the Company’s fiscal years 1999 and 1998. Accordingly, an amount equal to Smart Machines’ net loss applicable to common stockholders for the three months ended December 31, 1998, was eliminated from supplementary consolidated retained earnings for the year ended September 30, 1999. Smart Machines’ revenues, net loss and net loss applicable to common stockholders for that quarter were $0.2 million, $1.4 million and $1.6 million, respectively.

     Purchase Transactions

     e-Diagnostics

      On June 26, 2001, the Company completed the purchase of KLA-Tencor’s e-Diagnostics product business. The e-Diagnostics programs enable service and support teams to remotely access their tools in customer fabs in real-time to diagnose and resolve problems. The acquisition was recorded using the purchase method of accounting in accordance with APB 16. In consideration, the Company issued 331,153 shares of Brooks common stock with a market value of $16.0 million at the time of issuance, and issued a $17.0 million one-year, interest-free note payable to the selling stockholders. The note is payable in cash or common stock, or any combination thereof, at the Company’s discretion. In addition, the Company issued 50,000 shares of its common stock, with certain trading restrictions, to employees of the acquired business. These shares had a market value of $2.2 million at the time of issuance. There is also purchase consideration of up to $8.0 million in the aggregate over the next three years, contingent upon meeting certain performance objectives. The contingent consideration will be recorded as an addition to the purchase price at the time it becomes probable

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

that a payment will be required and the amount can be reasonably estimated. In addition, there is also the potential for royalty payments by the Company to KLA-Tencor over the next four years, contingent upon meeting certain revenue levels. The royalties will be recorded as costs of sales as earned. The contingent consideration and royalties are payable in cash or Brooks common stock, or any combination thereof, at the Company’s discretion. At September 30, 2001, no amounts had been paid or were due under the royalty or contingent consideration arrangements.

      A portion of the excess of purchase price over fair value of net assets acquired was allocated to certain identifiable intangible assets. The balance of the excess was recorded as goodwill. The allocation of the $34.1 million of excess purchase price over the fair value of net tangible assets acquired to specific intangible assets and their estimated useful lives is as follows (dollars in thousands):

		Estimated
	Allocation	Useful Life

Completed technology	$7,890	5 years
Assembled workforces	1,130	4 years
Goodwill	25,118	3 years

	$34,138

      The intangible assets are being amortized using the straight-line method. Pro forma results of operations are not presented as the amounts are not material compared to the Company’s historical results.

     CCST

      On June 25, 2001, the Company acquired CCST, a supplier of 300mm automation test and certification software located in Williston, Vermont. The acquisition was recorded using the purchase method of accounting in accordance with APB 16. In consideration, the Company paid $1.2 million of cash and issued 78,475 shares of Brooks common stock with a market value of $4.0 million at the time of issuance.

      A portion of the excess of purchase price over fair value of net liabilities assumed was allocated to certain identifiable intangible assets. The balance of the excess was recorded as goodwill. The allocation of the $7.4 million of excess purchase price over the fair value of net liabilities assumed to specific intangible assets and their estimated useful lives is as follows (dollars in thousands):

		Estimated
	Allocation	Useful Life

Completed technology	$4,580	4 years
Trademarks and trade names	60	2 years
Assembled workforces	480	4 years
Goodwill	2,235	3 years

	$7,355

      The intangible assets are being amortized using the straight-line method. Pro forma results of operations are not presented as the amounts are not material compared to the Company’s historical results.

     SimCon

      On May 15, 2001, Brooks acquired SimCon, a privately-held value-added reseller for the Company’s simulation, scheduling, production analysis and dispatching software, headquartered in Belgium. The acquisition was recorded using the purchase method of accounting in accordance with APB 16. In consideration, the Company paid $1.1 million of cash, issued 13,741 shares of Brooks common stock with a market value of

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$750,000 at the time of issuance and provided for additional purchase consideration of up to $900,000 in the aggregate through September 2002, contingent upon meeting certain performance objectives. The contingent consideration will be recorded as an addition to purchase price at the time it becomes probable that a payment will be required and the amount can be reasonably estimated. In addition, the Company issued an interest-free note payable to the selling stockholders for shares of Brooks common stock with a market value of $750,000, due one year from the transaction closing date. The Company has discounted and recorded the note payable at 4.75%, to $714,375, for accounting purposes and is amortizing the resulting discount to interest expense through the note’s maturity date. The number of shares to be issued will be based upon the market value of the Company’s common stock at the time of maturity. The excess of purchase price over net tangible assets acquired of $2.1 million has been recorded as goodwill and will be amortized over three years using the straight-line method. Pro forma results of operations are not presented for the SimCon acquisition as the amounts are not material compared to the Company’s historical results. At September 30, 2001 there were no amounts earned or due under contingent consideration.

     SEMY

      On February 16, 2001, the Company acquired SEMY, a wholly owned subsidiary of Semitool, Inc. SEMY, located in Phoenix, Arizona, is a provider of advanced process and equipment control systems for the semiconductor industry. In consideration, the Company paid $36.0 million cash and issued 73,243 shares of Brooks common stock with a market value of $2.7 million at the time of issuance. The transaction was recorded using the purchase method of accounting in accordance with APB 16.

      A portion of the excess of purchase price over fair value of net assets acquired was allocated to certain identifiable intangible assets. The balance of the excess was recorded as goodwill. The allocation of the $33.6 million of excess purchase price over the fair value of net assets acquired to specific intangible assets and their estimated useful lives is as follows (dollars in thousands):

		Estimated
	Allocation	Useful Life

Patents	$300	5 years
Completed technology	14,600	5 years
Trademarks and trade names	700	5 years
Non-competition agreements	1,100	3 years
Assembled workforces	3,100	4 years
Goodwill	13,808	3 years

	$33,608

      The assets are being amortized using the straight-line method.

     ASI-Japan

      On December 13, 2000, the Company acquired substantially all of the assets of the business unit which acts as a distributor for ASI’s software products (“ASI-Japan”), from Daifuku Co., Ltd. of Japan (“Daifuku”). The ASI-Japan business unit provides direct sales and support for ASI’s integrated factory automation solutions to simulation and scheduling customers in Japan. In consideration, the Company paid $1.1 million cash. The transaction was recorded using the purchase method of accounting in accordance with APB 16. The estimate of the excess of purchase price over net assets acquired of $1.1 million was recorded as goodwill and is being amortized over three years using the straight-line method. Pro forma results of operations are not presented for the ASI-Japan acquisition as the amounts are immaterial compared to the Company’s historical results.

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     MiTeX

      On June 23, 2000, the Company acquired substantially all of the assets of MiTeX. MiTeX, located in Canton, Michigan, provides run-to-run controller technology. In consideration, the Company paid $300,000 cash, 5,486 shares of Brooks common stock with a market value of $0.3 million at the time of issuance and the potential for an additional amount (“royalties”) of up to $5.0 million in the aggregate over the next five years. The royalties are calculated at the end of each fiscal year based on net revenue and gross margin performance of the MiTeX business unit. These royalties will be recorded to Cost of product revenues in the year that the costs are incurred. Amounts recorded to Cost of product revenues in the years ended September 30, 2001 and 2000 were immaterial. The acquisition was accounted for using the purchase method of accounting in accordance with APB 16.

     ASC/ASI

      On January 6, 2000, the Company completed the acquisition of the businesses of ASC and ASI from Daifuku America. ASC is a material handling software and systems integration company focusing on manufacturing and distribution of logistic systems for the semiconductor industry. ASI develops, markets and sells robotic and material handling simulation, scheduling and real time dispatching software for the semiconductor industry. At closing, the Company paid $27.0 million in cash, issued 535,404 shares of Brooks common stock with a value of $14.7 million and issued a $16.0 million promissory note payable in one year, bearing interest at a rate of 4.0% per annum. The note was discharged on January 5, 2001. The acquisition was accounted for using the purchase method of accounting in accordance with APB 16.

      The excess of purchase price over the fair value of net liabilities assumed and identifiable intangible assets was recorded based upon analyses of their fair values by an independent appraiser. The balance of the excess was recorded as goodwill. In January 2001, the Company received $0.9 million of cash from the selling stockholders as settlement for the shortfall in the net asset values acquired. The Company recorded the cash receipt with a corresponding reduction to acquired intangible assets.

     Infab

      On September 30, 1999, the Company acquired certain assets of Infab in exchange for 868,572 shares of Brooks common stock in a purchase transaction. Infab is a worldwide supplier of advanced factory automation systems headquartered in Germany. The assets purchased principally included fixed assets, inventory, receivables, patents and intellectual property.

      As part of the preliminary purchase price allocation recorded at September 30, 1999, the Company had established an accrual of $2.7 million related primarily to severance costs and costs to exit certain duplicate facilities. During the year ended September 30, 2000, review of these accruals determined that the accruals were not required due to changed conditions and circumstances subsequent to the preliminary purchase price allocation. Accordingly, these accruals were reversed and recorded as a purchase accounting adjustment to decrease goodwill. Additionally, during the year ended September 30, 2000, the Company finalized its evaluation of the fair value of assets acquired and liabilities assumed. This evaluation resulted in a reduction to the value of net tangible assets acquired of $7.1 million, primarily related to inventories and accounts receivable, and resulting in an increase to goodwill for the same amount. As settlement of this shortfall during fiscal 2001, the Company received $5.1 million of cash from the sellers and recorded a corresponding reduction to acquired intangible assets. In addition, the Company adjusted goodwill by $1.1 million in the year ended September 30, 2001 in relation to 45,714 shares of its common stock which had been held in escrow pending the post-closing review of the assets purchased.

      The following pro forma results of operations have been prepared as though the acquisitions of SEMY and of ASC and ASI had occurred as of the beginning of the fiscal year in which the respective acquisitions

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

occurred. Pro forma results of the other companies acquired during the years ended September 30, 2001 and 2000 were not material compared to the Company’s historical results. This pro forma financial information does not purport to be indicative of the results of operations that would have been attained had the acquisitions been made as of the beginning of the periods presented or of results of operations that may occur in the future (in thousands, except per share data):

	Year Ended
	September 30,

	2001	2000

	(Unaudited)
Revenues	$389,637	$362,474
Net income (loss)	$(31,321)	$5,181
Net income (loss) attributable to common stockholders	$(31,411)	$5,061
Net income (loss) per share attributable to common stockholders	$(1.74)	$0.28

4. Earnings (Loss) Per Share

      Below is a reconciliation of earnings (loss) per share and weighted average common shares outstanding for purposes of calculating basic and diluted earnings (loss) per share (in thousands, except per share data):

	Year Ended September 30,

	2001	2000	1999

Basic earnings (loss) per share:
Net income (loss)	$(29,660)	$15,109	$(9,534)
Accretion and dividends on preferred stock	(90)	(120)	(774)

Net income (loss) attributable to common stockholders	$(29,750)	$14,989	$(10,308)

Weighted average common shares outstanding	18,015	15,661	11,542

Basic earnings (loss) per share attributable to common stockholders	$(1.65)	$0.96	$(0.89)

Diluted earnings (loss) per share:
Net income (loss) used to compute diluted earnings (loss) per share	$(29,750)	$15,109	$(10,308)

Weighted average common shares outstanding	18,015	15,661	11,542
Dilutive stock options, warrants and preferred stock conversions	—	1,531	—

Weighted average common shares outstanding for purposes of computing diluted earnings (loss) per share	18,015	17,192	11,542

Diluted earnings (loss) per share	$(1.65)	$0.88	$(0.89)

      Options to purchase and assumed conversions totaling approximately 3,921,000 shares of common stock were excluded from the computation of diluted loss per share attributable to common stockholders for the year ended September 30, 2001, as their effect would be anti-dilutive. Options and warrants to purchase approximately 291,000 shares of common stock were excluded from the computation of diluted earnings per share attributable to common stockholders for the year ended September 30, 2000, as their effect would be anti-dilutive. Options and warrants to purchase approximately 887,000 shares of common stock and 300,000 shares of preferred stock were excluded from the computation of diluted loss per share attributable to common

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

stockholders for the year ended September 30, 1999, as their effect would be anti-dilutive. However, these options, warrants and conversions could become dilutive in future periods.

5.     Income Taxes

      The components of the income tax provision (benefit) are as follows (in thousands):

	Year Ended September 30,

	2001	2000	1999

Current:
Federal	$—	$9,685	$397
State	343	1,237	82
Foreign	7,268	7,737	1,664

	7,611	18,659	2,143

Deferred:
Federal	(11,916)	(5,206)	(2,403)
State	(2,134)	55	(429)
Foreign	—	101	(185)

	(14,050)	(5,050)	(3,017)

	$(6,439)	$13,609	$(874)

      The components of income (loss) before income taxes, but including minority interests, are as follows (in thousands):

	Year Ended September 30,

	2001	2000	1999

Domestic	$(47,342)	$21,930	$(12,601)
Foreign	10,819	6,514	2,153

	$(36,523)	$28,444	$(10,448)

      The significant components of the net deferred tax asset are as follows (in thousands):

	Year Ended September 30,

	2001	2000	1999

Reserves not currently deductible	$35,770	$20,624	$7,417
Federal and state tax credits	11,721	8,203	5,195
Capitalized research and development	1,340	1,895	2,894
Net operating loss carryforwards	5,314	6,407	6,525

Deferred tax asset	54,145	37,129	22,031

Depreciation and amortization	5,780	5,088	174
Other	1,189	119	—

Deferred tax liability	6,969	5,207	174

Valuation reserve	8,257	5,548	11,297

Net deferred tax asset	$38,919	$26,374	$10,560

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Reserves not currently deductible consist primarily of temporary differences related to amortization of goodwill and other intangibles, accrued expenses, depreciation, allowances for doubtful accounts and inventory reserves.

      The differences between the income tax provision (benefit) and income taxes computed using the applicable U.S. statutory federal tax rate are as follows (in thousands):

	Year Ended September 30,

	2001	2000	1999

Income tax provision (benefit) computed at federal statutory rate	$(12,783)	$9,955	$(3,658)
State income taxes, net of federal taxes (benefit)	(1,164)	813	(245)
Research and development tax credits	(1,700)	(1,085)	(544)
Foreign sales corporation tax benefit	(205)	(582)	(36)
Foreign income taxed at different rates	1,910	1,157	(81)
Nondeductible transaction expenses	1,004	379	371
Change in deferred tax asset valuation allowance	2,708	(553)	1,616
Permanent differences	86	307	7
Elimination of Acquisition Corporation’s provision	—	—	893
Nondeductible amortization of goodwill	5,057	3,751	—
Foreign tax credit carryforwards	(2,708)	(2,754)	—
Withholding taxes	1,207	2,125	—
Other	149	96	803

	$(6,439)	$13,609	$(874)

      The Company does not provide for U.S. income taxes applicable to undistributed earnings of its foreign subsidiaries since these earnings are indefinitely reinvested. A valuation allowance has been established for certain of the future domestic income tax benefits primarily related to Research and Development and Foreign Tax Credits based on management’s assessment that it is more likely than not that such benefits will not be realized.

      As of September 30, 2001, the Company had federal and state net operating loss carryforwards of approximately $18.5 million and federal and state research and development tax credit carryforwards of approximately $7.6 million and foreign tax credit carryforwards of approximately $4.1 million available to reduce future tax liabilities, which expire at various dates through 2021. The ultimate realization of the remaining loss carryforwards is dependent upon the generation of sufficient taxable income in respective jurisdictions. Although realization is not assured, the Company believes it is more likely than not that all of the deferred tax assets will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

6.     Financing Arrangements

      On May 23, 2001, the Company completed the private placement of $175.0 million aggregate principal amount of 4.75% Convertible Subordinated Notes due in 2008. The amount sold includes $25.0 million principal amount of notes purchased by the initial purchaser upon exercise in full of their thirty day option to purchase additional notes. The Company received net proceeds of $169.5 million from the sale. Interest on the notes will be paid on June 1 and December 1 of each year, with the first interest payment due on December 1, 2001. The notes will mature on June 1, 2008. The Company may redeem the notes at a premium of 14.2% on or after June 6, 2004, or earlier if the price of the Company’s common stock reaches certain prices. Holders

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

may require the Company to repurchase the notes upon a change in control of the Company in certain circumstances. The notes are convertible at any time prior to maturity, at the option of the holders, into shares of the Company’s common stock, at a conversion price of $70.23 per share, subject to certain adjustments. The notes are subordinated to the Company’s senior indebtedness and structurally subordinated to all indebtedness and other liabilities of the Company’s subsidiaries.

      The Company has a $10.0 million uncommitted demand promissory note credit facility with ABN AMRO on May 2, 2000. The facility is payable on demand or on December 31, 2001, whichever occurs first. ABN AMRO is not obligated to extend loans or issue letters of credit under this facility. The interest rates for borrowings and letters of credit under the facility are expressed in relation to LIBOR and a margin of 1.75%, or at 0.75% above ABN AMRO’s base rate. Approximately $1.1 million in face amount of letters of credit outstanding under the original facility were transferred to the replacement facility. At September 30, 2001, $1.2 million of the facility was in use, all of it for letters of credit.

      In connection with the acquisition of the e-Diagnostics product line business, the Company issued a $17.0 million one-year note payable to the selling stockholders. The note becomes due on June 25, 2002 and is payable in cash or common stock, or any combination thereof, at the Company’s discretion. The Company has discounted the note payable using an imputed interest rate of 4.75%, to $16.2 million, for accounting purposes, and is amortizing the resulting discount to interest expense through the note’s maturity date.

      In connection with the acquisition of SimCon, the Company issued a note payable to the selling stockholders for $750,000, payable in one year. The note becomes due on May 14, 2002 and is payable in common stock. The Company has discounted the note payable using an imputed interest rate of 4.75%, to $714,375, for accounting purposes and is amortizing the resulting discount to interest expense through the notes maturity date.

      In connection with the acquisition of ASC and ASI, the Company issued a promissory note to Daifuku America in the amount of $16.0 million, bearing interest at 4.0% per annum. The interest on the note was paid quarterly and the note was repaid on January 5, 2001.

      Debt consists of the following (in thousands):

	September 30,

	2001	2000

Convertible subordinated notes at 4.75%, due on June 1, 2008	$175,000	$—
Notes payable	17,122	16,000
Revolving line of credit	—	350
Credit facility for working capital borrowings at 8.92% per annum, collateralized by assets	325	775
Capital lease obligations at rates of 5.0% to 21.0% per annum, collateralized by certain fixed assets, expired November 2000	—	26
Other	98	55

	192,545	17,206
Less current portion	17,514	16,874

Long-term debt	$175,031	$332

      At September 30, 2001, the Company had working capital loans of $0.3 million outstanding, maturing through April 2002. In November 1998, Smart Machines entered into a loan and security agreement with a leasing company. The agreement allowed for working capital borrowings of up to $2.0 million and equipment loans of up to $0.5 million. The ability to borrow against this facility expired on December 31, 1999. The loans are payable in monthly installments of principal and interest, with a 10.0% principal payback due at the time of

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the final payment. Annual principal payments due under these notes are $0.3 million in the year ended September 30, 2002 after which the loans will be paid in full. All borrowings are collateralized by Smart Machines’ assets.

7.     Postretirement Benefits

      The Company sponsors defined contribution plans that meet the requirements of Section 401(k) of the Internal Revenue Code. All United States employees of the Company who meet minimum age and service requirements are eligible to participate in the plan. The plan allows employees to invest, on a pre-tax basis, a percentage of their annual salary subject to statutory limitations.

      The Company’s contribution expense for worldwide defined contribution plans was $2.2 million, $1.1 million and $0.2 million in the years ended September 30, 2001, 2000 and 1999, respectively.

8.     Stockholders’ Equity and Convertible Redeemable Preferred Stock

     Preferred Stock

      At September 30, 2001 and 2000, there were one million shares of preferred stock, $0.01 par value per share authorized; however, none were issued or outstanding. Preferred stock may be issued at the discretion of the Board of Directors without stockholder approval with such designations, rights and preferences as the Board of Directors may determine.

     Restricted Common Stock

      In connection with the acquisition of PTI by the Company, the Company acquired 9,208 shares of PTI restricted common stock. The PTI restricted common stock was nonvoting and was convertible into PTI common stock, and was subsequently converted into Brooks common stock upon its acquisition by the Company.

     Convertible Redeemable Preferred Stock

      In connection with the acquisition of PTI, the Company acquired 90,000 shares of PTI Series A Convertible Redeemable Preferred Stock. The conversion ratio was 1:3.48 PTI preferred shares to Brooks common shares. These shares were converted into common shares of the Company upon the acquisition of PTI.

     Common Stock Offering

      On March 7, 2000, the Company completed a public offering of 3,250,000 shares of its common stock, of which 2,750,000 shares were offered by the Company and 500,000 were offered by selling stockholders. The Company realized proceeds, net of $12.9  million of issuance costs, of $220.5 million on the sale of the initial 2,750,000 shares and the additional 320,500 shares purchased by the underwriters from the Company on March 23, 2000 to cover over-allotments of shares. The Company did not receive any proceeds from the sale of shares by the selling stockholders.

     Warrants

      Prior to its acquisition by the Company, PTI had issued warrants to purchase 10,000 shares of PTI common stock at an exercise price of $1.60 per share. These warrants were exercised for shares of PTI common stock on July 12, 2001 immediately prior to the acquisition of PTI by the Company. These shares were then exchanged for approximately 31,000 shares of the Company’s common stock in connection with the acquisition. At September 30, 2001, there were no warrants outstanding.

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In connection with debt it had issued prior to its acquisition by the Company, Smart Machines had issued warrants to purchase 10,000 shares of its Series C preferred stock, 57,182 shares of its Series D preferred stock, 961,234 shares of its Series E stock and 42,658 shares of its common stock. These warrants were converted into warrants to purchase the Company’s common stock on August 31, 1999, in conjunction with the acquisition of Smart Machines. The outstanding warrants expired on May 31, 2001. At September 30, 2000, warrants to acquire 84,691 shares of common stock were outstanding, at an exercise price of $25.56 per share.

     Rights Distribution

      In July 1997, the Board of Directors declared a dividend of one preferred purchase right (a “right”) for each share of common stock outstanding on August 12, 1997. Each right entitles the registered holder to purchase from the Company, upon certain triggering events, one one-thousandth of a share of Series A Junior Participating Preferred Stock (the “Series A Preferred Shares”), par value $0.01 per share, of the Company, at a purchase price of $135.00 per one one-thousandth of a Series A Preferred Share, subject to adjustment. Redemption of the rights could generally discourage a merger or tender offer involving the securities of the Company that is not approved by the Company’s Board of Directors by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on stockholders who might want to vote in favor of such merger or participate in such tender offer. The rights will expire on the earlier of July 31, 2007, or the date on which the rights are redeemed. The terms of the rights may generally be amended by the Board of Directors without the consent of the holders of the rights.

9.     Stock Plans

     2000 Combination Stock Option Plan

      The purposes of the 2000 Combination Stock Option Plan (the “2000 Plan”), adopted by the Board of Directors of the Company in February 2000, are to attract and retain employees and to provide an incentive for them to assist the Company to achieve long-range performance goals and to enable them to participate in the long-term growth of the Company. Under the 2000 Plan the Company may grant (i) incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended; and (ii) options that are not qualified as incentive stock options (“nonqualified stock options”). All employees of the Company or any affiliate of the Company are eligible to participate in the 2000 Plan. Options under the 2000 Plan generally vest over four years and expire seven years from the date of grant. A total of 1,000,000 shares of common stock were reserved for issuance under the 2000 Plan. Of these shares, options to purchase 644,600 shares are outstanding and 355,400 shares remain available for grant as of September 30, 2001.

     1998 Employee Equity Incentive Plan

      The purposes of the 1998 Employee Equity Incentive Plan (the “1998 Plan”), adopted by the Board of Directors of the Company in April 1998, are to attract and retain employees and provide an incentive for them to assist the Company in achieving long-range performance goals, and to enable them to participate in the long-term growth of the Company. All employees of the Company, other than its officers and directors, (including contractors, consultants, service providers or others) who are in a position to contribute to the long-term success and growth of the Company, are eligible to participate in the 1998 Plan. A total of 3,550,000 shares of common stock have been reserved for issuance under the 1998 Plan. Of these shares, options on 2,701,782 shares are outstanding and 602,645 shares remain available for grant as of September 30, 2001. Options under the 1998 Plan generally vest over a period of four years and generally expire ten years from the date of grant. In order to align the 1998 Plan with its current practices, in January 2000, the Board of Directors amended the 1998 Plan to eliminate the Company’s ability to award nonqualified stock options with exercise prices at less than fair market value.

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     1995 Employee Stock Purchase Plan

      On February 22, 1996, the stockholders approved the 1995 Employee Stock Purchase Plan (the “1995 Plan”) which enables eligible employees to purchase shares of the Company’s common stock. Under the 1995 Plan, eligible employees may purchase up to an aggregate of 750,000 shares during six-month offering periods commencing on January 1 and July 1 of each year at a price per share of 85% of the lower of the market price per share on the first or last day of each six-month offering period. Participating employees may elect to have up to 10% of base pay withheld and applied toward the purchase of such shares. The rights of participating employees under the 1995 Plan terminate upon voluntary withdrawal from the plan at any time or upon termination of employment. As of September 30, 2001, 296,675 shares of common stock have been purchased under the 1995 Plan and 453,325 remain available for purchase.

     1993 Non-Employee Director Stock Option Plan

      The purpose of the 1993 Non-Employee Director Stock Option Plan (the “Directors Plan”) is to attract and retain the services of experienced and knowledgeable independent directors of the Company for the benefit of the Company and its stockholders and to provide additional incentives for such independent directors to continue to work for the best interests of the Company and its stockholders through continuing ownership of its common stock. Each director who is not an employee of the Company or any of its subsidiaries is eligible to receive options under the Directors Plan. Under the Directors Plan, each eligible director receives an automatic grant of an option to purchase 10,000 shares of common stock upon becoming a director of the Company and an option to purchase 5,000 shares on July 1 each year thereafter. Options granted under the Directors Plan generally vest over a period of five years and generally expire ten years from the date of grant. A total of 190,000 shares of common stock have been reserved for issuance under the Directors Plan. Of these shares, options on 96,000 shares are outstanding and 41,000 shares remain available for grant as of September 30, 2001.

     1992 Combination Stock Option Plan

      Under the Company’s 1992 Stock Option Plan (the “1992 Plan”), the Company may grant both incentive stock options and nonqualified stock options. Incentive stock options may only be granted to persons who are employees of the Company at the time of grant, which may include officers and directors who are also employees. Nonqualified stock options may be granted to persons who are officers, directors or employees of or consultants or advisors to the Company or persons who are in a position to contribute to the long-term success and growth of the Company at the time of grant. Options granted under the 1992 Plan generally vest over a period of four years and generally expire ten years from the date of grant. A total of 1,950,000 shares of common stock have been reserved for issuance under the 1992 Plan. Of these shares, options on 693,288 shares are outstanding and 62,001 shares remain available for grant as of September 30, 2001.

     Stock Options Of Acquired Company

      In connection with the acquisition of PTI, the Company assumed a stock option plan that was adopted by PTI on October 10, 1991. At acquisition, 32,018 options to purchase PTI common stock were outstanding and converted in 99,470 options to purchase the Company’s common stock. The Company does not intend to issue any additional options under the PTI stock option plan.

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Stock Option Activity and Pro Forma Information

      Aggregate stock option activity for all plans for the years ended September 30, 2001, 2000 and 1999 is as follows:

	Year Ended September 30,

	2001		2000		1999

		Weighted		Weighted		Weighted
		Average		Average		Average
	Shares	Price	Shares	Price	Shares	Price

Options outstanding at beginning of year	3,399,313	$27.75	2,057,828	$14.77	1,157,038	$7.87
Granted	1,564,893	$31.73	2,094,033	$35.61	1,333,300	$18.29
Exercised	(371,972)	$18.14	(509,010)	$8.52	(298,948)	$3.77
Canceled	(336,706)	$30.37	(243,538)	$25.73	(133,562)	$14.81

Options outstanding at end of year	4,255,528	$29.85	3,399,313	$27.75	2,057,828	$14.77

Options exercisable at end of year	882,651	$24.95	425,615	$14.00	512,540	$6.76

Weighted average fair value of options granted during the period		$23.28		$25.97		$13.06
Options available for future grant	1,061,046

      The following table summarizes information about stock options outstanding at September 30, 2001:

	Options Outstanding

		Weighted-		Options Exercisable
		Average
		Remaining	Weighted-		Weighted-
Range of		Contractual	Average		Average
Exercise Prices	Shares	Life (Years)	Exercise Price	Shares	Exercise Price

$ 0.5151 – $ 2.2100	91,377	5.95	$1.6285	71,957	$1.5815
$ 2.2130 – $ 9.6250	190,184	6.78	$8.3784	64,245	$7.1278
$ 9.8750 – $13.2500	191,400	5.67	$11.8749	139,250	$11.5454
$13.3750 – $23.3750	510,696	7.47	$17.6832	133,458	$18.0106
$23.5351 – $27.2500	338,168	7.25	$26.6704	124,449	$27.0718
$27.5630	870,950	6.26	$27.5630	0	$0.0000
$27.7500 – $30.1250	524,289	8.24	$30.0376	96,181	$30.0300
$30.2500 – $39.5000	420,909	7.44	$33.3293	43,267	$30.3667
$39.7500	442,750	6.19	$39.7500	110,686	$39.7500
$39.9600 – $52.1719	430,405	6.74	$43.3071	35,720	$44.7105
$53.7500 – $78.8750	244,100	6.80	$61.0640	63,363	$60.9617
$83.3750	300	5.55	$83.3750	75	$83.3750

$ 0.5151 – $83.3750	4,255,528	6.91	$29.8478	882,651	$24.9477

      Pro forma information regarding net income (loss) is required by FAS 123, and has been calculated as if the Company had accounted for its employee stock options and stock purchase plan under the fair value method of that Statement. The fair value of each option grant was estimated on the date of grant; the fair

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

value of each employee stock purchase was estimated on the commencement date of each offering period using the Black-Scholes option-pricing model with the following assumptions:

	Year Ended September 30,

	2001	2000	1999

Risk-free interest rate	3.2% – 5.95%	6.3% – 6.6%	5.5% – 6.3%
Volatility	100%	103%	100%
Expected life (years) — options	4.0	4.0	4.0
Dividend yield	0%	0%	0%

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma information follows (in thousands, except per share information):

	Year Ended September 30,

	2001	2000	1999

Pro forma net income (loss)	$(43,056)	$7,938	$(12,601)
Pro forma net income (loss) per share
Basic	$(2.39)	$0.51	$(1.09)
Diluted	$(2.39)	$0.46	$(1.09)

      Because most options vest over several years and additional option grants are expected to be made subsequent to September 30, 2001, the results of applying the fair value method may have a materially different effect on pro forma net income in future years.

10.	Acquisition-related and Restructuring Costs and Accruals

      The Company recorded $9.3 million of acquisition-related and restructuring charges during the year ended September 30, 2001, comprised of $3.9 million of acquisition-related costs and $5.4 million of restructuring charges. Of the $3.9 million of acquisition-related transaction costs, $2.0 million relates to the Company’s pooling with PTI primarily for investment banking fees, legal fees and accounting fees; $1.3 million relates to legal fees and costs to perform due diligence incurred for the initial failed merger attempt with PRI, and $0.6 million relates to costs incurred for the failed acquisition of an unrelated party, primarily related to legal fees and costs incurred in performing due diligence reviews.

      On September 5, 2001, the Company’s Board of Directors approved a formal plan of restructure in response to the current downturn in the semiconductor industry. To that effect, the Company recorded restructuring charges of $5.4 million in the fourth quarter of the fiscal year. Of this amount, $2.0 million is related to workforce reductions of approximately 140 employees, and is expected to be paid in 2002 and $3.4 million is for the consolidation and strategic focus realignment of several facilities, of which $0.1 million was paid in fiscal 2001, $1.7 million is expected to be paid in fiscal 2002 and $1.6 million is expected to be paid in subsequent years. These measures were largely intended to align the Company’s capacity and infrastructure to anticipated customer demand. Workforce charges, consisting principally of severance costs, were recorded based on specific identification of employees to be terminated, along with their job classifications or functions and their locations. The employees terminated were across all functional areas of the business. The charges for the Company’s excess facilities were recorded to recognize the lower of the amount of the remaining lease obligations, net of any sublease rentals, or the expected lease settlement costs. These costs have been estimated from the time when the space is expected to be vacated and there are no plans to utilize the facility in the future. Costs incurred prior to vacating the facilities will be charged to operations.

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During the year ended September 30, 2000, the Company recorded acquisition-related costs of $0.6 million, primarily for legal, accounting and other costs associated with acquiring Irvine Optical.

      During the year ended September 30, 1999, the Company recorded acquisition-related and restructuring charges of $3.1 million, including $1.2 million for legal, accounting and other costs associated with acquiring Smart Machines. In addition, the Company approved and implemented a restructuring program designed to integrate its fiscal 1999 acquisitions. These actions involved 7 employees, all of whom were terminated prior to September 30, 1999, which resulted in a charge of $0.3 million, and the write-off of certain fixed assets prior to September 30, 1999. The Company identified an impairment of its fixed assets related to design and testing equipment. The impairment resulted from the Company’s acquisitions of Smart Machines and Infab in fiscal 1999, when the Company solidified its strategic plan to focus its developmental efforts on the technologies of these acquired companies. This decision rendered certain equipment obsolete from a developmental standpoint. As a result the Company recorded a $1.6 million charge to acquisition-related and restructuring charges for the write-off of the net book value of its fixed assets related to the discontinued development efforts. Accordingly, during fiscal 1999, the Company recorded a charge of $1.9 million related to the restructuring program.

      Also for the year ended September 30, 1999, as part of the preliminary purchase price allocation recorded at September 30, 1999 associated with the acquisition of Infab, the Company had established an accrual of $2.9 million consisting of $2.0 million for severance costs principally related to former Infab employees, $0.6 million to exit certain duplicate facilities and $0.3 million for other related costs. Brooks secured the services of an outside consultant to assist in quantifying employee related costs associated with the business reorganization and to give consideration to German labor laws and the workers’ union at the German facilities affected. Severance costs were determined based upon a review by the outside consultant and were based upon the aggregation of German labor laws and Company’s liability as related to employees.

      Brooks was unable to secure acceptable changes in staffing with the union and abandoned its efforts to reorganize. This was a critical element in the fulfillment of the plan. During the timeframe of the aborted negotiations the demand for the products produced by the operation as well as the other operations in the Company increased significantly and accordingly the staffing reductions and the facility plans were not exercised.

      As a result, accruals related to the reorganization of the acquired entities were reversed in the following fiscal year.

      The activity related to the Company’s acquisition-related and restructuring accruals is below (in thousands):

	Fiscal 2001 Activity

		New Initiatives
	Balance				Balance
	September 30,		Purchase		September 30,
	2000	Expense	Accounting	Utilization	2001

Facilities	$507	$3,369	$—	$(567)	$3,309
Workforce-related	20	2,000	—	(68)	1,952
Other	11	3,945	—	(3,956)	—

	$538	$9,314	$—	$(4,591)	$5,261

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Fiscal 2000 Activity

		New Initiatives
	Balance				Balance
	September 30,		Purchase		September 30,
	1999	Expense	Accounting	Utilization	2000

Facilities	$1,325	$—	$(450)	$(368)	$507
Workforce-related	2,332	—	(2,000)	(312)	20
Other	211	578	(200)	(578)	11

	$3,868	$578	$(2,650)	$(1,258)	$538

	Fiscal 1999 Activity

		New Initiatives
	Balance				Balance
	September 30,		Purchase		September 30,
	1998	Expense	Accounting	Utilization	1999

Facilities	$1,294	$—	$630	$(599)	$1,325
Depreciable assets	—	1,628	20	(1,648)	—
Workforce-related	238	332	2,000	(238)	2,332
Other	722	1,160	200	(1,871)	211

	$2,254	$3,120	$2,850	$(4,356)	$3,868

11.     Segment and Geographic Information

     The Company has three reportable segments: Equipment Automation, Factory Automation Hardware and Factory Automation Software.

     The Equipment Automation segment provides automated material handling products and components for use within semiconductor process equipment. These systems automate the movement of wafers into and out of semiconductor manufacturing process chambers and provide an integration point between factory automation systems and process tools. The primary customers for these solutions are manufacturers of process tool equipment. These include vacuum and atmospheric systems and robots and related components.

     The Factory Automation Hardware segment provides automated material management products and components for use within the factory. The Company’s factory automation hardware products consist of automated storage and retrieval systems and wafer/reticle transport systems based on its proprietary AeroTrak overhead monorail systems and AeroLoader overhead hoist vehicle. They store, transport and manage the movement of work-in-process wafers and lithography reticles throughout the fab. The factory automation hardware segment also provides hardware and software solutions including minienvironments and other automated transfer mechanisms to isolate the semiconductor wafer from the production environment.

     The Factory Automation Software segment provides software products for the semiconductor manufacturing execution system (“MES”) market, including consulting and software customization. The Company’s software products enable semiconductor manufacturers to increase their return on investment by maximizing production efficiency, and may be sold as part of an integrated solution or on a stand-alone basis.

     The Company evaluates performance and allocates resources based on revenues and operating income (loss). Operating income (loss) for each segment includes selling, general and administrative expenses directly attributable to the segment. Amortization of acquired intangible assets and acquisition related and restructuring charges are excluded from the segments’ operating income (loss). The Company’s non-allocable overhead costs, which include corporate general and administrative expenses, are allocated between the segments based upon segment revenues. Segment assets exclude deferred taxes, acquired intangible assets, all assets of the Company’s Securities Corporation and investments in subsidiaries.

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Financial information for the Company’s business segments is as follows (in thousands):

		Factory	Factory
	Equipment	Automation	Automation
	Automation	Hardware	Software	Total

Year ended September 30, 2001
Revenues
Product	$192,389	$53,917	$45,421	$291,727
Services	18,790	3,926	67,273	89,989

	$211,179	$57,843	$112,694	$381,716

Gross margin	$61,259	$17,038	$74,087	$152,384
Operating income (loss)	$(14,904)	$2,182	$8,319	$(4,403)
Depreciation	$10,414	$587	$2,418	$13,419
Assets	$179,508	$53,099	$48,132	$280,739

Year ended September 30, 2000
Revenues
Product	$193,849	$47,392	$43,125	$284,366
Services	14,292	238	38,288	52,818

	$208,141	$47,630	$81,413	$337,184

Gross margin	$87,290	$16,781	$56,654	$160,725
Operating income (loss)	$22,013	$4,535	$12,620	$39,168
Depreciation	$8,546	$62	$2,210	$10,818
Assets	$179,642	$23,211	$18,613	$221,466

Year ended September 30, 1999
Revenues
Product	$89,526	$—	$11,962	$101,488
Services	9,246	—	12,223	21,469

	$98,772	$—	$24,185	$122,957

Gross margin	$37,967	$(1,000)	$18,185	$55,152
Operating income (loss)	$(10,620)	$(1,000)	$3,483	$(8,137)
Depreciation	$7,997	$58	$2,068	$10,123
Assets	$111,921	$1,011	$8,668	$121,600

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A reconciliation of the Company’s reportable segment operating income and segment assets to the corresponding consolidated amounts as of and for the year ended September 30, 2001, 2000 and 1999 is as follows (in thousands):

	As of and for the
	Year Ended September 30,

Segment operating income (loss)	$(4,403)	$39,168	$(8,137)
Amortization of acquired intangible assets	$30,187	$18,506	$565
Acquisition-related and restructuring costs	$9,314	$578	$3,120

Total operating income (loss)	$(43,904)	$20,084	$(11,822)

Segment assets	$280,739	$221,466	$121,600
Deferred tax asset	45,888	31,581	10,734
Acquired intangible assets	99,056	58,405	15,327
Securities Corporation assets	278,148	208,334	49,639

	$703,831	$519,786	$197,300

      Net revenues by geographic area are as follows (in thousands):

	Year Ended September 30,

	2001	2000	1999

North America	$191,992	$175,874	$69,889
Asia/ Pacific	122,000	114,302	40,128
Europe	67,724	47,008	12,940

	$381,716	$337,184	$122,957

      It is impractical to disclose a breakdown of revenues between products and services on a geographic basis due to the fact that the Company does not maintain customer-level information at that level of detail in its financial systems.

      Long-lived assets, including property, plant and equipment and intangible assets are as follows (in thousands):

	September 30,

	2001	2000	1999

North America	$158,086	$74,569	$23,266
Asia/ Pacific	5,052	4,948	2,965
Europe	4,237	5,970	9,093

	$167,375	$85,487	$35,324

12.     Significant Customers and Related Party Information

      One of the Company’s directors had previously also been a director of one of the Company’s customers. On January 23, 2001, this individual resigned his position with the Company’s customer. Accordingly, this customer is not considered a related party in subsequent reporting periods. Revenues recognized from this customer in the current fiscal year through January 23, 2001 were $13.9 million. Revenues recognized from this customer in the years ended September 30, 2000 and 1999 were $36.9 million and $15.3 million, or 11.0% and 12.4% of revenues, respectively.

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company had no customer that accounted for more than 10% of revenues in the year ended September 30, 2001 and no other customer that accounted for more than 10% of revenues in the years ended September 30, 2000 or 1999.

      On June 11, 2001, the Company appointed a new member to its Board of Directors. This individual is also a director of one of the Company’s customers. Accordingly, this customer is considered a related party for the period subsequent to June 11, 2001. Revenues from this customer for the period from June 11, 2001 through September 30, 2001 were approximately $32,000. The amount due from this customer included in accounts receivable at September 30, 2001 was approximately $32,000.

      Related party transactions and amounts included in accounts receivable are on standard pricing and contractual terms and manner of settlement for products and services of similar types and at comparable volumes.

13.     Other Balance Sheet Information

      Components of other selected captions in the Consolidated Balance Sheets follow (in thousands):

	September 30,

	2001	2000

Accounts receivable	$99,679	$96,745
Less allowances	6,114	1,989

	$93,565	$94,756

Inventories
Raw materials and purchased parts	$35,021	$35,189
Work-in-process	12,099	13,938
Finished goods	2,175	9,480

	$49,295	$58,607

      The Company fully reserves inventories deemed obsolete. Obsolete inventory is disposed of on a periodic basis. The Company performs periodic reviews of all inventory items to identify excess inventories on hand. The Company performs an analysis comparing on-hand balances to anticipated usage using recent historical activity as well as anticipated or forecasted demand, based upon sales and marketing inputs through its planning systems, in an effort to estimate excess quantities on hand. Because of the significant decline in revenues in the last half of fiscal 2001 and the expected continuation of depressed demand in the first half of fiscal 2002, the Company projected a shortfall in usage and recorded the resulting charge in the fourth quarter of fiscal 2001. The reserve for excess and obsolete inventories recorded in the fourth quarter was $9.4 million, which included approximately $1.5 million for non-cancelable purchase order obligations for items deemed excess or obsolete. The inventory affected was across all hardware product lines in the tool automation and factory interface segments. During the quarter ended September 30, 2001, the Company’s personnel responsible for inventory control and management reviewed all open purchase orders with the affected vendors across the various segments of the Company and cancelled orders where possible. The Company had provided $2.3 million for excess inventories in the first three quarters of fiscal 2001 as a result of periodic reviews performed by the Company. The Company’s products are highly engineered and as such any inventories at customer locations are the property of the customer and are non-returnable to the Company. The Company does not sell product through a distributor channel.

      The Company performs an annual physical inventory at all locations holding inventory. As a result of the physical inventory count and reconciliation, the Company recorded an adjustment of $2.5 million to reduce the carrying value of its inventories. Included in the process of the physical count is the review of

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

demonstration equipment inventory. As a result of this review, the Company recorded an adjustment of $1.2 million for excess and idle demonstration equipment inventory. The balance of demonstration equipment included in inventory at September 30, 2001 and 2000 was $1.2 million and $1.5 million, respectively.

	September 30,

	2001	2000

Intangible assets
Patents	$4,579	$7,448
Capitalized software	—	1,805
Completed technology	31,575	4,505
License agreements	678	678
Trademarks and trade names	2,426	1,564
Non-competition agreements	2,133	1,033
Assembled workforces	10,590	5,880
Customer relationships	1,305	1,305
Goodwill	96,858	58,638

	150,144	82,856
Less accumulated amortization	49,228	22,521

	$100,916	$60,335

      The fixed asset balance includes computer equipment and software and machinery and equipment aggregating $2.9 million as of both September 30, 2001 and 2000 acquired under capital leases. These fixed assets were fully amortized at both September 30, 2001 and 2000. Amortization expense for fixed assets under capital leases was $0.1 million and $0.2 million for the years ended September 30, 2000 and 1999, respectively. Depreciation expense was $13.4 million, $10.8 million and $10.1 million for the years ended September 30, 2001, 2000 and 1999, respectively.

14.     Commitments and Contingencies

     Lease Commitments

      The Company leases manufacturing and office facilities and certain equipment under operating leases that expire through 2011. Rental expense under operating leases for the years ended September 30, 2001, 2000 and 1999 was $4.8 million, $5.8 million and $4.9 million, respectively. Future minimum lease commitments on non-cancelable operating leases, lease income and sublease income are as follows (in thousands):

		Lease and
	Operating	Sublease
	Leases	Income

Year ended September 30,
2002	$7,812	$781
2003	4,725	130
2004	3,250	—
2005	2,822	—
2006	2,117	—
Thereafter	3,750	—

Total minimum lease payments	$24,476	$911

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      These future minimum lease commitments include approximately $3.3 million related to a facility the Company has elected to abandon in connection with its restructuring initiatives.

      On January 29, 2001 the Company purchased three buildings, two of which are used as Brooks’ corporate headquarters and primary manufacturing facility, and the third is currently leased to an unrelated party. The term of that lease concludes in November 2002.

      As of September 30, 2001, the Company did not have any capital lease obligations.

     Contingency

      There has been substantial litigation regarding patent and other intellectual property rights in the semiconductor and related industries. The Company has received notice from a third party alleging infringements of such party’s patent rights by certain of the Company’s products. The Company believes the patents claimed are invalid. In the event of litigation with respect to this claim, the Company is prepared to vigorously defend its position. However, because patent litigation can be extremely expensive and time consuming, the Company may seek to obtain a license to one or more of the disputed patents. Based upon currently available information, the Company would only do so if such license fees would not be material to the Company’s consolidated financial statements. Currently, the Company does not believe it is probable that the future events related to this threatened matter would have an adverse effect on the Company’s business.

15.     Subsequent Events

      On December 13, 2001, the Company acquired the Automation Systems Group of Zygo Corporation in exchange for approximately $11 million of cash, net of closing adjustments aggregating approximately $2 million. The Automation Systems Group, located in Florida, is a manufacturer of reticle automation systems, including reticle sorters, reticle macro inspection systems and reticle handling solutions for the semiconductor industry. The transaction will be accounted for as a purchase of assets.

      On October 23, 2001, the Company and PRI Automation, Inc. (“PRI”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). PRI supplies advanced factory automation systems, software, and services that optimize the productivity of semiconductor and precision electronics manufacturers, as well as OEM process tool manufacturers. Pursuant to the Merger Agreement and subject to the terms and conditions contained therein, PRI common stockholders will receive 0.52 shares of the Company’s common stock for each share of PRI common stock.

      The Merger, which is expected to close in the first calendar quarter of 2002, is contingent upon the fulfillment of certain conditions, including, but not limited to, all required regulatory approvals, the approval of the Merger by the stockholders of the Company and the stockholders of PRI and the approval of the issuance of the Company’s Common Stock in the Merger by the stockholders of the Company. The Merger would be accounted for as a purchase of assets.

      On October 9, 2001, the Company acquired 90% of the capital stock of Tec-Sem A.G., a Swiss company (“Tec-Sem”) in exchange for $12.9 million in cash and 131,750 shares of Brooks common stock with a market value of approximately $4 million at the time of issuance, subject to post-closing adjustments. At the same time, the Company obtained an option to acquire, and one of the selling stockholders was given an option to sell, the remaining 10% of the stock of Tec-Sem for $1.1 million in cash and 23,250 shares of Brooks common stock. Pursuant to the terms of the share purchase agreement, the Company granted 25,000 shares of common stock to certain key non-owner employees of Tec-Sem. These grants will be accounted for as additional purchase price. Tec-Sem is a leading manufacturer of bare reticle stockers, tool buffers and batch transfer systems for the semiconductor industry. The transaction will be accounted for as a purchase of assets.

BROOKS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On October 5, 2001, the Company acquired substantially all of the assets of General Precision, Inc. (“GPI”), in exchange for 850,000 shares of Brooks common stock, with a market value of approximately $25 million at the time of issuance, subject to post-closing adjustments. GPI, located in Valencia, California, is a leading supplier of high-end environmental solutions for the semiconductor industry. The transaction will be accounted for as a purchase of assets.

EXHIBIT INDEX

Exhibit
No.	Description

23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Ernst & Young LLP